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                                                                       Exhibit 4

                                CRAY CANADA INC.

               AMENDED AND RESTATED KEY EMPLOYEE STOCK OPTION PLAN

1.       PURPOSE OF THE PLAN

         The purpose of the Cray Canada Inc. Amended and Restated Key Employee Stock Option Plan is to develop the interest of and provide an incentive to eligible employees and directors of Cray Canada Inc. (the "Corporation") in the Corporation's growth and development by granting to eligible employees, directors and consultants from time to time options to purchase Common Shares of Cray Inc., thereby advancing the interests of the Corporation and its shareholders.

2.       DEFINITIONS

         In this Plan:

         (a) "Board of Directors" means the Board of Directors of the Corporation;

         (b)      "Common Shares" means the common shares of Cray Inc.;

         (c) "Committee" means the Compensation Committee of the Board of Directors of Cray Inc.

         (d) "Corporations Act" means the Canada Business Corporations Act, as amended, and the regulations promulgated thereunder.

         (e) "Date of Grant" means, for any Option, the date specified by the Committee at the time it grants the Option, (provided, however, that such date shall not be prior to the date the Committee acts to grant the Option) or, if no such date is specified, the date upon which the Option was granted;

         (f) "Date of Termination" means the date on which the Optionee ceases to be in active employment or service with the Corporation, which, for greater certainty, if the Optionee is terminated with or without cause by the Corporation, shall be the date stated in a written notice delivered by the Corporation to the Optionee upon which the Optionee's employment or service with the Corporation will terminate and specifically, the "Date of Termination" shall not be the date upon which any period of reasonable notice to which the Optionee may be entitled at law expires;


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         (g)      "Director Participant" means a director of the Corporation who is not an employee of the Corporation;

         (h) "Disability" means permanent and total disability as determined under procedures established by the Committee for the purposes of the Plan;

         (i) "Exercise Date" means the date the Corporation receives from a Participant a completed Notice of Exercise form with payment for the Option Shares being purchased;

         (j) "Exercise Period" means, with respect to any Option Shares, the period during which a Participant may purchase such Option Shares;

         (k) "Option" means a non-assignable and non-transferable option to purchase Common Shares granted pursuant to the Plan;

         (l) "Optionee" means a Participant who has been granted one or more Options;

         (m) "Option Shares" means Common Shares which are subject to purchase upon the exercise of outstanding Options;

         (n) "Participant" means a current full-time permanent employee or permanent part-time employee of the Corporation or any of its subsidiaries or a Director Participant who is not an employee of the Corporation or a person or corporation or other entity providing consulting or similar services to the Corporation or any of its subsidiaries;

         (o) "Plan" means the Cray Canada Inc. Amended and Restated Key Employee Stock Option Plan as set out herein;

         (p) "Plan Shares" means a maximum of 1,597,008 Common Shares, provided that if any stock options granted under this Plan shall expire, be surrendered, exchanged for another stock option, cancelled or terminated for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for purposes of this Plan;

         (q) "Retirement" means retirement from active employment or service with the Corporation, a subsidiary of the Corporation or another related corporation at or after age 65, or with the consent for purposes of the Plan of such officer of the Corporation as may be designated by the Committee, at or after such earlier age and upon the completion of such years of service as the Committee may specify;

         (r) "Shareholders" means all such persons who hold shares of the Corporation;

         (s)      "Shares" means the Common Shares of Cray Inc.; and

         (t) "Vesting" means the time required to pass from the Date of Grant before the Exercise Period can begin for certain portions of the Option Shares awarded.


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3.       AMENDED AND RESTATED

         The terms and conditions of the Key Employee Stock Option Plan dated as of July 16, 2002 (the "Original Plan") are amended and restated as set forth in this Plan and the Original Plan is superceded and replaced in its entirety by this Plan, as further amended on April 1, 2004, in connection with the acquisition of OctigaBay Systems Corporation by a wholly-owned subsidiary of Cray Inc.

4.       ELIGIBILITY

         All Participants shall be eligible to participate in the Plan. Eligibility to participate shall not confer upon any Participant any right to be granted Options pursuant to the Plan. The extent to which any Participant shall be entitled to be granted Options pursuant to the Plan shall be determined in the sole and absolute discretion of the Committee.

5.       NUMBER OF OPTION SHARES AVAILABLE FOR GRANTS

         No Option may be granted by the Committee which would have the effect of causing the total number of all Option Shares subject to purchase under outstanding Options to exceed the number of Plan Shares.

         Upon the expiration, surrender, cancellation or termination, in whole or in part, of an unexercised Option, the Option Shares subject to such Option shall be available for other Options to be granted from time to time.

6.       GRANTING OF OPTIONS

         The Committee may from time to time grant Options to Participants to purchase a specified number of Option Shares at a specified exercise price per share. The number of Option Shares to be granted, the Date of Grant, and such other terms and conditions of the Option shall be as determined by the Committee

7.       EXERCISE PRICE

         The exercise price per Common Share purchasable under an Option shall be determined by the Board of Directors but in any event shall not be lower than the fair market value of a Common Share on the Date of Grant.

8.       EXERCISE PERIOD AND VESTING

         Unless otherwise specified by the Committee at the time of granting an Option, and except as otherwise provided in the Plan, 25% of options shall vest and be exercisable on either:

         (a) the first anniversary from the date of commencement of employment or service with the Corporation in respect to an initial grant to an Optionee; or

         (b) the first anniversary of the Date of Grant in respect of a subsequent grant to an Optionee;

         and the remaining options shall vest and be exercisable monthly in 1/48th increments of the grant options until the entire grant amount has vested. All options within a single


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         Option Award will be fully vested and exercisable on the fourth (4th)
         anniversary of the Date of Grant.

         Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of Common Shares with respect to which it is then exercisable. The Committee shall have the right to accelerate the date upon which any installment of any Option is exercisable.

9.       TERM OF OPTIONS

         Subject to accelerated termination as provided for in the Plan, each Option shall, unless otherwise specified by the Committee, expire on the tenth anniversary of the Date of Grant, provided, however, that no Option may be exercised after the tenth anniversary of the Date of Grant.

10.      OPTION AGREEMENTS

         Each Option shall be evidenced by an agreement (the "Option Agreement") which incorporates the terms and conditions of the Plan, including without limitation drag along rights as set out in paragraph 20 of the Plan, and such terms and conditions as the Committee in its discretion deems appropriate and consistent with the provisions of this Plan. Each Option Agreement will be executed by the Optionee and on behalf of the Company by the President or Chief Executive Officer of the Company.

11.      EXERCISE OF OPTIONS

         An Optionee may at any time within the Exercise Period elect to purchase all or a portion of the Option Shares which such Optionee is then entitled to purchase by delivering to the Corporation a completed Notice of Exercise, specifying the Date of Grant of the Option being exercised, the exercise price of the Option and the number of Option Shares the Optionee desires to purchase. The Notice of Exercise shall be accompanied by payment in full of the purchase price for such Option Shares. Payment can be made by cash, certified cheque, bank draft, money order or the equivalent payable to the order of the Corporation or by such other means as may be specified by the Committee.

12.      WITHHOLDING OF TAX

         If the Corporation determines that under the requirements of applicable taxation laws it is obliged to withhold for remittance to a taxing authority any amount upon exercise of an Option, the Corporation may, prior to and as a condition of issuing the Option Shares, require the Optionee exercising the Option to pay to the Corporation, in addition to and in the same manner as the purchase price for the Option Shares, such amount as the Corporation is obliged to remit to such taxing authority in respect of the exercise of the Option. Any such additional payment shall, in any event, be due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Optionee for tax purposes.


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13.      SHARE CERTIFICATES

         Upon exercise of an Option and payment in full of the purchase price and any applicable tax withholdings, the Corporation shall cause to be issued and delivered to the Optionee within a reasonable period of time a certificate or certificates in the name of or as directed by the Optionee representing the number of Common Shares the Optionee has purchased.

14.      TERMINATION OF EMPLOYMENT OR SERVICES

         If an Optionee's employment or services with the Corporation terminate for cause (as determined by the Corporation), each Option held by such Optionee, whether vested or unvested as of the Date of Termination, shall terminate on the Date of Termination.

         If an Optionee's employment or services with the Corporation terminate without cause which for purposes of this Plan included but is not limited to (1) constructive dismissal and (2) relocation of the Optionee's job more than 20 kilometers from the location of the Optionee's job on the Date of Grant of the first Options granted to such Optionee, then (i)(A) if such termination is on or before April 1, 2005, 75% of such Optionee's then remaining unvested Options shall become fully vested, (b) if such termination is after April 1, 2005, and on or before April 1, 2006, 50% of such Optionee's then remaining unvested Options hall become fully vested, or (C) if such termination is after April 1, 2006, and on or before April 1, 2007, 25% of such Optionee's then remaining unvested Options shall become fully vested,
         (ii) the remaineder of such Optionee's unvested Options shall terminate on the Date of Termination and (iii) each vested Option as of the Date of Termination (including but not limited to those referred to in clause (i) of this paragraph) shall remain exercisable for 30 days following the Date of Termination.

         Options shall not be affected by any change of employment within or among Cray Inc., its subsidiaries or another related corporation to Cray Inc. or, unless otherwise determined by the Committee, so long as the Participant continues to be an employee of Cray Inc., a subsidiary of Cray Inc. or another related corporation.

         If an Optionee's employment or services with the Corporation, including without limitation the services of a Director Participant, terminate for any reason other than termination by the Corporation for cause or without cause, Disability, Retirement or death, each unvested Option held by such Optionee shall terminate on the date on which such Optionee ceased to be in active employment or service with the Corporation as determined by the Board and each vested Option as of the Date of Termination shall remain exercisable for 30 days following the Date of Termination.

15.      TERMINATION BY REASON OF DISABILITY OR RETIREMENT

         If an Optionee's employment or services with the Corporation terminate by reason of Disability, each unvested Option held by such Optionee shall terminate on the date on which such Optionee is determined to have a Disability (such date of Disability being the "Disability Date") and each vested Option as of the Disability Date shall remain exercisable for 30 days following the Disability Date.

         If an Optionee's employment or services with the Corporation terminate by reason of Retirement, each unvested Option held by such Optionee shall terminate on the Date of


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         Termination and each vested Option as of the Date of Termination shall remain exercisable for 30 days following the Date of Termination.

16.      TERMINATION BY REASON OF DEATH

         If an Optionee dies, each unvested Option held by such Optionee shall, subject as provided below, thereupon terminate and each vested Option may be exercised for 180 days following the date of such Optionee's Death (such date of death being the "Death Date") and any unvested Option held by such Optionee shall, unless otherwise determined by the Committee, continue to vest as previously granted for 180 days following the Death Date (the "Death Vesting Period) and terminate on the last day of the Death Vesting Period, except that each such Option that vests during the Death Vesting Period may be exercised for 30 days following the end of the Death Vesting Period.

17.      TRANSFER AND ASSIGNMENT

         Options granted under the Plan are not assignable or transferable by the Optionee or subject to any other alienation, sale, pledge or encumbrance by such Optionee except by will or by the laws of descent and distribution. During the Optionee's lifetime Options shall be exercisable only by the Optionee. The obligations of each Optionee shall be binding on his heirs, executors and administrators.

         The Committee may also from time to time take such steps which in its opinion are necessary or desirable to restrict the transferability of any Common Shares acquired on the exercise of any Option, including, the endorsement of a legend on any certificate representing Common Shares acquired on the exercise of any Option to the effect that such Common Shares may not be offered, sold or delivered except in compliance with the applicable law, rules and regulations in Canada and any relevant shareholder agreement.

18.      NO RIGHT TO EMPLOYMENT

         The granting of an Option to a Participant under the Plan does not confer upon the Participant any right to expectation of employment by, or to continue in the employment of, the Corporation, any subsidiary of the Corporation or another related corporation, or to be retained as a consultant by the Corporation, any subsidiary of the Corporation or another related corporation.

19.      RIGHTS AS SHAREHOLDERS

         The Optionee shall not have any rights as a shareholder with respect to Option Shares until full payment has been made to the Corporation and a share certificate or share certificates have been duly issued.

20.      DRAG ALONG RIGHTS

         (a)      In the event that:

                  (i) an offer (a "Drag Along Offer") is made to the Shareholders of the Corporation which provides for the acquisition (either by way of a purchase, amalgamation, arrangement, corporate reorganization, or other means of merger or acquisition) by a bona fide arms-length third party


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                           offeror, of all (but not less than all) of the then
                           outstanding Shares of the Corporation or that involves the sale of all or substantially all of the assets of the Corporation at the same price per security and otherwise upon the same terms and conditions to all Shareholders of each class or, as applicable, each series of shares of the Corporation;

                  (ii) the Drag Along Offer is sufficient to permit the payment of the Initial Preference Amount (as such term is defined in the Articles of the Corporation) to certain investors; and

                  (iii) the Drag Along Offer has been irrevocably accepted or approved by Shareholders holding, in the aggregate, 66 2/3% or more of the Common Shares calculated on an as-if converted basis, any Optionee who has not accepted or approved the Drag Along Offer shall be deemed to have done so upon being notified by such third party offeror of the names of Shareholders who have irrevocably accepted or approved such Drag Along Offer and the number of Shares in respect of which they have accepted or approved the Drag Along Offer. Each Optionee agrees to participate fully in any such purchase (by selling, transferring, exchanging or otherwise disposing of all the Common Shares held by such Optionee which he or she has acquired through exercise of any Options granted under this
                  Plan) and to vote in favour of any such transaction or series of transactions and all actions required in connection therewith, including any amendment to the articles of the Corporation. To the extent permitted by law, each Optionee hereby waives any statutory right of dissent and/or appraisal remedy to which he or she would otherwise be entitled in connection with any transaction contemplated in this paragraph.

         (b) Notwithstanding the provisions of this paragraph 20, no Optionee will be obligated to tender its Shares pursuant to this paragraph 20, unless each of the following conditions are satisfied:

                  (i) the only representations, warranties or covenants that an Optionee shall be required to make in connection with the Drag Along Offer are:

                           (A) representations and warranties with respect to its own ownership of the Shares and its ability to convey title to the Shares free and clear of liens, encumbrances or adverse clams; and

                           (B)      reasonable covenants regarding
                                    confidentiality, publicity and similar
                                    matters;

                  (ii) the liability of an Optionee with respect to any representation, warranty or covenant made by the Corporation in connection with the Drag Along Offer shall be limited to its pro rata share of the aggregate of the consideration payable to all Shareholders of the Corporation, other than with respect to the representations, warranties and covenants made by Optionee in connection with the Drag Along Offer;

                  (iii) the Optionee is provided with an opinion of counsel to the Corporation to the effect that the sale in connection with such Drag Along Offer is not in


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                           violation of the registration or qualification
                           requirements of Canadian securities laws, U.S. federal or applicable U.S. state securities laws or, if the Shareholder is not provided with such an opinion, the Corporation will indemnify the Optionee for any violation of such laws;

                  (iv) the Optionee is not required to make any out of pocket expenditures prior to the consummation of the Drag Along Offer and is not obligated to pay any expenses incurred in connection with a consummated Drag Along Offer, except indirectly to the extent such expenses are incurred for the benefit of all of the Corporation's Shareholders and are paid by the Corporation or the third party offeror. Costs incurred by or on behalf of a Optionee for its sole benefit will not be considered costs of the transaction hereunder;

                  (v) the Optionee is not required to amend, extend or terminate any contractual or other relationship with the Corporation, the third party offeror or their respective affiliates; and

                  (vi) the Optionee is not required to agree to any covenant not to compete with or covenant not to solicit customers, employees or suppliers of the third party offeror.

         (c) The Shareholders agree that any Optionee deemed to have accepted the offer referred to herein shall co-operate fully with the third party offeror and the other Shareholders in order to complete the sale transaction contemplated herein. Should any Optionee, in the opinion of the Shareholders who accepted the Drag Along Offer referred to in subparagraph (b) of this paragraph 20, fail to reasonably co-operate with the aforesaid third party offeror and/or the other Shareholders in this regard, then the Secretary of the Corporation shall be deemed to be irrevocably appointed as the true and lawful attorney for the non-co-operating Optionee with authority to do all things and execute and deliver, on behalf of and in the name of the non-co-operating Optionee, such deeds, transfers, share certificates, resignations or other documents as may be necessary to complete the sale transaction contemplated herein, and the non-co-operating Optionee shall have no claim or cause of action against any Shareholder, or against any third party, as a result of the Secretary of the Corporation so acting as its attorney, or otherwise in connection with such sale transaction. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency or bankruptcy of the non-co-operating Optionee and the non-co-operating Optionee hereby ratifies and confirms and agrees to ratify and confirm all that the Secretary of the Corporation may lawfully do or cause to be done by virtue of such appointment and power.

21.      ADMINISTRATION OF THE PLAN

         The Plan shall be administered by the Committee which shall have the authority to:

         (a) determine the individuals and entities (from among the class of individuals and entities eligible to receive Options) to whom Options may be granted;

         (b) determine the number of Option Shares to be subject to each Option;


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         (c)      determine the terms and conditions of any grant of Option, including but not limited to

                  (i)      the time or times at which Options may be granted;

                  (ii) the exercise price at which Option Shares subject to each Option may be purchased;

                  (iii) the time or times when each Option shall become exercisable and the duration of the Exercise Period;

                  (iv) whether restrictions or limitations are to be imposed on Option Shares, and the nature of such restrictions or limitations, if any; and

                  (v) any acceleration of exercisability or waiver of termination regarding any Option, based on such factors as the Committee may determine;

         (d) interpret the Plan and prescribe and rescind rules and regulations relating to the Plan.

         The foregoing notwithstanding, the Committee does not have the authority to reduce the exercise price of outstanding options, directly or indirectly.

         The interpretation and construction by the Committee of any provisions of the Plan or of any Option granted under it shall be final and binding on all persons. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it. The day-to-day administration of the Plan may be delegated to such officers and employees of Cray or any subsidiary of the Cray Inc. as the Committee shall determine.

22.      RECAPITALIZATION AND REORGANIZATION

         The number of Option Shares subject to each outstanding Option and the purchase price for such Option Shares shall be appropriately adjusted for any subdivision, redivision, consolidation or any similar change affecting the Common Shares.

23.      CONDITIONS OF EXERCISE

         The Plan and each Option shall be subject to the requirement that, if at any time the Committee determines that the listing, registration or qualification of the Common Shares subject to such Option upon any securities exchange or under any provincial, state or federal law, or the consent or approval of any governmental body, securities exchange, or the holders of the Common Shares generally, is necessary or desirable, as a condition of, or in connection with, the granting of such Option or the issue or purchase of Common Shares thereunder, no such Option may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been affected or obtained free of any conditions not acceptable to the Committee.

24.      LOANS

         The Committee may, in its discretion, but subject always to the Corporations Act, grant loans, on such terms as are permitted by law and the Committee may determine, to


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         Optionees to enable them to purchase Option Shares, provided that all
         Common Shares purchased with the proceeds of such loans shall be held by a trustee until the Corporation has been repaid in full.

25.      NOTICES

         All written notices to be given by the Optionee to Cray Canada Inc. or Cray Inc. shall be delivered personally or by registered mail, postage prepaid, addressed as follows:

         Cray Inc.
         Suite 600 - 411 First Avenue South
         Seattle, Washington, USA  98104-2860
         Attention: Vice President - Legal Affairs and General Counsel
         Facsimile: (206) 701-2218

         Any notice given by the Optionee pursuant to the terms of an Option shall not be effective until actually received by the Corporation at the above address.

26.      CORPORATE ACTION

         Nothing contained in the Plan or in an Option shall be construed so as to prevent the Corporation from taking corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Option.

27.      AMENDMENTS

         The Board of Directors shall have the right, in its sole discretion, to alter, amend, modify or terminate the Plan or any Option granted under the Plan at any time without notice. No such amendment, however, may, without the consent of the Optionee, alter or impair any rights or increase any obligations with respect to an Option previously granted under the Plan.

28.      CHANGE IN CONTROL

         In the event of a "Change in Control", as defined below, unless otherwise determined by the Committee or the Board of Directors prior to the occurrence of such Change in Control, any Options outstanding as of the date such Change in Control is determined to have occurred and not then exercisable shall become fully exercisable effective one day prior to the date of such Change of Control. In addition, the value of all outstanding Options shall, unless otherwise determined by the Committee or the Board of Directors at or after the Date of Grant, be cashed out on the basis of the "Change in Control Price", as defined below, as of the date such Change in Control is determined to have occurred or such other date as the Committee or the Board of Directors may determine prior to the Change in Control. Outstanding options as of the date of such Change of Control may be cashed out only if the Change in Control Price is higher than the Exercise Price of such outstanding options. Further, the Committee or the Board of Directors shall have the right to provide for the conversion or exchange of any outstanding Options into or for options, rights or other securities in any entity participating in, or resulting from, the Change in Control.


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         For purposes of the Plan, a "Change in Control" means the happening of any of the following:

         (a) When any "person", together with any "affiliate" or "associate" of such person, as such terms are defined by the Corporations Act (other than the Corporation, a subsidiary of the Corporation or Corporation employee benefit plan, including any trustee of such plan acting as trustee), or a group of persons acting jointly or in concert with one another, hereafter acquires the "beneficial ownership", as defined in the Corporations Act, of, or control or direction over, directly or indirectly, securities of the Corporation representing 50 percent or more of the combined voting power of the Corporation's then outstanding securities; or

         (b) The occurrence of a transaction requiring approval of the Shareholders involving the acquisition of the Corporation by an entity other than the Corporation or a subsidiary of the Corporation through purchase of assets, by amalgamation or otherwise; or

         (c)      Any liquidation, dissolution or winding-up of the Corporation.

         For purposes of the Plan, "Change in Control Price" means the highest price per Common Share paid in any transaction paid or offered in any bona fide transaction related to a potential or actual change in control of the Corporation at any time during the preceding 60-day period as determined by the Committee or the Board of Directors.

29.      TERMINATION OF PLAN

         Except as otherwise provided herein, Options may be granted only within the ten year period from the date the Plan has been adopted by the Board of Directors. The termination of the Plan shall have no effect on outstanding Options, which shall continue in effects in accordance with their terms and conditions and the terms and conditions of the Plan, provided that no Option may be exercised after the tenth anniversary of its Date of Grant.

30.      FURTHER ASSURANCES

         Each Participant shall, when requested to do so by the Corporation, sign and deliver all such documents relating to the granting or exercise of Options deemed necessary or desirable by the Corporation.

31.      GOVERNING LAW

         The Plan is established under the laws of the Province of British Columbia, and the rights of all parties and the construction and effect of each provision of the Plan shall be according to the laws of the Province of British Columbia.

April 1, 2004


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